EXHIBIT 5.1

June 28, 2018

OWC Pharmaceutical Research Corp.

2 Ben Gurion St., Ramat Gan

Israel 5257334

Ladies and Gentlemen:

We have acted as counsel for OWC Pharmaceutical Research Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on June 14, 2018, as amended on June 28, 2018 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of (i) 140% of 25,000,000 shares (or 35,000,000 shares) of common stock, par value $0.00001 per share (the “Common Stock”), issuable upon the conversion of 500 shares of a new series of the Company’s preferred stock designated as Series A Preferred Stock, par value $0.00001 per share (the “Preferred Shares”) and (ii) 12,500,000 shares of the Company’s Common Stock issuable upon exercise of warrants (the “Warrants,” and together with the Preferred Shares, the “Securities”), issued by the Company to an institutional and accredited investor pursuant to and in connection with a Securities Purchase Agreement dated as of April 30, 2018. The shares of Common Stock issuable upon conversion or exercise of the Securities, as applicable, are referred to herein as the “Shares.”

As counsel to the Company, we have examined the Certificate of Incorporation of the Company, as amended, the amended and restated Bylaws of the Company, and such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion the Shares have been duly authorized and reserved for issuance, and, when issued upon conversion or exercise of the Securities, as applicable, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.